Exhibit 99.1

Ranger Oil Enters into Definitive Merger Agreement with Baytex Energy

Ranger Shareholders to Receive $13.31 of cash and 7.49 shares of Baytex per Ranger Share

Pro Forma Company will trade on both the NYSE and TSX

HOUSTON / February 28, 2023 / (ACCESSWIRE) – Ranger Oil Corporation (Nasdaq: ROCC) (“Ranger” or the “Company”) today announced that it has entered into a definitive agreement to combine with Baytex Energy Corp. (TSX, NYSE: BTE) (“Baytex”) in a cash and stock transaction.

Under the terms of the agreement, Ranger shareholders will receive a fixed ratio of 7.49 shares of Baytex and $13.31 in cash for each Ranger share. Upon closing of the transactions contemplated by the agreement (the “Transactions”), Baytex shareholders will own approximately 63% of the combined company, and Ranger shareholders will own approximately 37%. The Transactions are expected to close in the second quarter of 2023.

Darrin Henke, President and Chief Executive Officer of Ranger, commented, “I couldn’t be more proud of the Ranger team and the company we’ve built together. We expect that combining with the balance sheet strength, deep asset base, and operational excellence of Baytex will create a unique company of scale which will deliver sustained free cash flow growth and differentiated shareholder returns. We look forward to bringing together our complementary teams and assets to realize the long-term value of this combination for our shareholders.”

Edward Geiser, Chairman of Ranger’s Board and Managing Partner of Juniper Capital, added, “This transaction represents a leap forward in shareholder value creation potential and accelerates both companies’ shareholder return strategies. We expect this combination will create a company that is exceptionally positioned for sustained shareholder returns.”

Advisors

BofA Securities, Inc. and Wells Fargo Securities, LLC are acting as Ranger’s financial advisors. Kirkland & Ellis LLP is serving as legal counsel and Stikeman Elliot LLP is serving a Canadian legal counsel.

About Ranger Oil Corporation

Ranger Oil is a pure-play independent oil and gas company engaged in the development and production of oil, NGLs and natural gas, with operations in the Eagle Ford shale in South Texas.

Important Additional Information

Additional information regarding this transaction and accompanying presentation have been posted to Baytex’s website at www.baytexenergy.com.

Baytex will host a conference call today, February 28, 2023, starting at 6:00am MST (8:00am EST). To participate, please dial toll free in North America 1-800-319-4610 or international 1-416-915-3239. Alternatively, to listen to the conference call online, please enter

http://services.choruscall.ca/links/baytex20230227.html in your web browser.

An archived recording of the conference call will be available shortly after the event by accessing the webcast link above. The conference call will also be archived on the Baytex website at www.baytexenergy.com.

In connection with the Transactions, Baytex intends to file with the SEC a registration statement on Form F-4 (the “Registration Statement”) to register the Baytex common shares to be issued pursuant to the Transactions. The Registration Statement will include a document that serves as a prospectus of Baytex and proxy statement of the Company (the “proxy statement/prospectus”), and each party will file other documents regarding the Transactions with the SEC. This communication is not a substitute for the Registration Statement or proxy statement/prospectus or for any other document that the Company and/or Baytex may file with the SEC and send to the Company’s and/or Baytex’s shareholders in connection with the Transactions. INVESTORS AND SECURITY HOLDERS OF THE COMPANY AND BAYTEX ARE URGED TO CAREFULLY AND THOROUGHLY READ, WHEN THEY BECOME AVAILABLE, THE REGISTRATION STATEMENT, THE PROXY STATEMENT/PROSPECTUS, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND OTHER RELEVANT DOCUMENTS FILED BY THE COMPANY AND BAYTEX WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND BAYTEX, THE TRANSACTIONS, THE RISKS RELATED THERETO AND RELATED MATTERS.

After the Registration Statement has been declared effective, a definitive proxy statement/prospectus will be mailed to shareholders of each of the Company and Baytex. Investors will be able to obtain free copies of the Registration Statement and the proxy statement/prospectus, as each may be amended from time to time, and other relevant documents filed by the Company and Baytex with the SEC (when they become available) through the website maintained by the SEC at www.sec.gov. Copies of documents filed with the SEC by the Company, including the proxy statement/prospectus (when available), will be available free of charge from the Company’s website at www.rangeroil.com under the “Investors” tab. Copies of documents filed with the SEC by Baytex, including the proxy statement/prospectus (when available), will be available free of charge from Baytex’s website at www.baytexenergy.com under the “Investors” tab.

Participants in the Solicitation

The Company, Baytex and certain of their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the Company’s shareholders and the solicitation of proxies from Baytex’s shareholders, in each case with respect to the Transactions. Information about the Company’s directors and executive officers is available in its definitive proxy statement for its 2022 annual meeting filed with the SEC on April 1, 2022, and in the proxy statement/prospectus (when available). Information about Baytex’s directors and executive officers is available will be available in the proxy statement/prospectus (when available). Other information regarding the participants in the solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Registration Statement, the proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the Transactions when they become available. Shareholders, potential investors and other readers should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions.

No Offer or Solicitation

This communication is not intended to, and shall not, constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended (the Securities Act).

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included in this communication that address activities, events or developments that the Company or Baytex expects, believes or anticipates will or may occur in the future are forward-looking statements. Words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “create,” “intend,” “could,” “would,” “may,” “plan,” “will,” “guidance,” “look,” “goal,” “future,” “build,” “focus,” “continue,” “strive,” “allow” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements include, but are not limited to, statements regarding the Transactions, the Company’s and Baytex’s plans and expectations with respect to the Transactions and the anticipated impact of the Transactions on the combined company’s results of operations, financial position, growth opportunities, competitive position, development plans and anticipated future performance. Information adjusted for the Transactions should not be considered a forecast of future results. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication.

These include the possibility that shareholders of Baytex may not approve the issuance of new Baytex common shares in the Transactions or that shareholders of the Company or Baytex may not approve the Transactions, including the merger agreement; the risk that a condition to closing of the Transactions may not be satisfied, that either party may terminate the merger agreement or that the closing of the Transactions might be delayed or not occur at all; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the Transactions; the parties do not receive regulatory approval of the Transactions; the risk that Baytex is unable to obtain approval to list on the New York Stock Exchange and/or the Toronto Stock Exchange the shares to be issued in the Company merger; the risk that changes in Baytex’s capital structure and governance could have adverse effects on the market value of its securities; the ability of the Company and Baytex to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers and on the Company’s and Baytex’s operating results and business generally; the risk the Transactions could distract management from ongoing business operations or cause the Company and/or Baytex to incur substantial costs; the risk that Baytex may be unable to reduce expenses or access financing or liquidity; the risk that Baytex does not realize expected benefits of its hedges; the impact of the COVID-19 pandemic, any related economic downturn and any related substantial decline in demand for oil and natural gas; the risk of changes in governmental regulations or enforcement practices, especially with respect to environmental, health and safety matters; ability to execute its business plan in volatile commodity price environments, the combined company’s ability to develop, explore for, acquire and replace oil and gas reserves and sustain production, contract for drilling rigs, frac crews, materials, supplies and services at reasonable costs and realize anticipated synergies in the timeframe expected or at all; and other important factors that could cause actual results to differ materially from those projected.

All such factors are difficult to predict and are beyond the Company’s or Baytex’s control, including those detailed in the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that are available on the Company’s website at www.rangeroil.com and on the website of the SEC at www.sec.gov, and those detailed in Baytex’s Form 40-Fs and Form 6-Ks available on the website of the SEC. All forward-looking statements are based on assumptions that the Company and Baytex believe to be reasonable but that may not prove to be accurate. Any forward-looking statement speaks only as of the date on which such statement is made, and neither the Company nor Baytex undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Contact

Chase Machemehl, Director of Finance & Investor Relations

E-Mail: CM@RangerOil.com